Exhibit 10.1

119 Standard St.
El Segundo, CA 90245

June 4, 2021

Phil Hardin
[Address]

Dear Phil,
Beyond Meat, Inc., a Delaware corporation (the “Company”), is pleased to offer you employment with the Company on the terms described below.
1.Position. You will start in a full-time, exempt position as the Company’s Chief Financial Officer, and you will report to Ethan Brown, the Company’s Chief Executive Officer. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company.
2.TriNet HR Corporation. The Company’s benefits, payroll, and other human resource management services are provided through TriNet HR Corporation, a professional employer organization. As a result of the Company’s arrangement with TriNet, TriNet will be considered your employer of record for these purposes and your managers at the Company will be responsible for directing your work, reviewing your performance, setting your schedule, and otherwise directing your work at the Company.
3.Compensation and Employee Benefits.
(a)Base Salary. Your initial base salary will be $440,000 per year, and you will be eligible for a salary review in 2022. Your base salary will be payable on the Company’s regular payroll dates.
(b)Sign-On Cash Bonus. The Company will pay you a one-time sign-on cash bonus equal to $400,000 (the “Sign-On Bonus”) within 30 days of the date of you commence employment with the Company (the “Commencement Date”), subject to your continued employment through the payment date. You will earn, and be permitted to retain, the full amount of the Sign-On Bonus if you remain employed by the Company through the 1-year anniversary of the Commencement Date. By signing below, you acknowledge and agree that, if before such 1-year anniversary date, you terminate employment with the Company for any reason, you will be required to immediately re-pay a pro-rated portion of the Sign-On Bonus, with the pro-rated amount determined based on the total days of service that you provided during the year, no later than 30 days following the last day of your employment with the Company.

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(c)Settling-In Payment. The Company will pay you a one-time settling-in payment equal to $125,000 (the “Settling-In Payment”) within 30 days of the Commencement Date, subject to your continued employment through the payment date. You will earn, and be permitted to retain, the full amount of the Settling-In Payment if you remain employed by the Company through the 1-year anniversary of the Commencement Date. By signing below, you acknowledge and agree that, if before such 1-year anniversary date, you terminate employment with the Company for any reason, you will be required to immediately re-pay a pro-rated portion of the Settling-In Payment, with the pro-rated amount determined based on the total days of service that you provided during the year, no later than 30 days following the last day of your employment with the Company.
(d)Annual Bonus. You will be eligible to participate in the Company’s Executive Incentive Bonus Plan, with the target amount of your bonus for the 2021 calendar year equal to 60% of your base salary, pro-rated based on the Commencement Date. The Human Capital Management and Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) will determine in its sole and absolute discretion whether you have earned a bonus for each calendar year, including whether any applicable performance objectives have been met and the amount of the bonus. Provided thresholds and performance metrics are met, the annual bonus may pay from 0% to 200%.
(e)Severance. Like other Company executives, you will be eligible for severance pursuant to the terms of the enclosed Executive Change in Control Severance Agreement.
(f)Benefits. As a regular employee of the Company you will be eligible to participate in a number of Company-sponsored benefits, which are described in the employee benefit summary enclosed with this letter. In addition to Company holidays, you will be entitled to 20 days of Paid Time-Off (PTO).
(g)Annual Review. The Compensation Committee will review your compensation, along with the compensation provided to the Company’s other executives, at least annually, including without limitation, your cash compensation (base salary and bonus opportunities) and equity compensation. For purposes of clarity, in addition to the equity awards described in Section 6 below, the Compensation Committee will consider granting you additional equity awards at least annually in connection with the annual review of compensation described herein, provided the first year you will be eligible for any such equity award will be 2023.
4.Business Expenses.
(a)General. The Company will reimburse you for your necessary and reasonable business expenses incurred in connection with your duties hereunder upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies.
(b)Relocation Assistance. In order to assist you to move yourself and your household from [Address] to the greater Los Angeles metropolitan area, the Company will arrange to provide and/or reimburse you for any of the following relocation related expenses that are incurred in connection with your move on or before September 30, 2021, up to an aggregate amount of $150,000 of such expenses (all such payments, the “Relocation Payments”):

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•airfare for one, one-way flight on a commercial airline of your choice for you and each of your family members from Seattle, WA to the greater Los Angeles metropolitan area;
•2-nights at a reasonable hotel of your choice upon your arrival in the greater Los Angeles metropolitan area;
•3-meals a day at reasonable restaurants of your choice during your 2-day hotel stay upon your arrival in the greater Los Angeles metropolitan area;
•rent for a reasonable 3-bedroom corporate apartment in the greater Los Angeles metropolitan area for up to 60 days;
•rental car for up to 60 days in the greater Los Angeles metropolitan area;
•costs to pack, unpack and move your household belongings from [Address] to the greater Los Angeles metropolitan area and storage of such belongings for up to 60 days in the greater Los Angeles metropolitan area;
•costs to move your household vehicles from [Address] to the greater Los Angeles metropolitan area;
•airfare for one, round-trip flight on a commercial airline of your choice for you and each of your family members from the greater Los Angeles metropolitan area to Seattle, WA to close on the sale of your home in Seattle, WA; and
•expenses related to identifying and obtaining appropriate education for your family in the greater Los Angeles metropolitan area.
The Relocation Payments shall be made to you in each case, as applicable, subject to your timely submission of appropriate receipts and subject to all applicable tax withholding and other required deductions. The Company further agrees to pay you an additional payment or payments equal to the tax withholding due on the Relocation Payments, as well as all tax withholding due on such additional payment or payments, such that the Relocation Payments will be tax neutral to you.
(c)     Section 409A. For the avoidance of doubt and notwithstanding anything stated in this Agreement to the contrary, to the extent that any reimbursements payable or in-kind benefits provided by the Company to you under this Agreement or otherwise constitute deferred compensation under Internal Revenue Code Section 409A, the regulations and other guidance there under and any state law of similar effect, any such payments, reimbursements and/or benefits (i) will be paid no later than December 31st of the year following the year in which the expense was incurred (or, if earlier, the time required by the Company’s generally applicable policies), (ii) will not affect the amount eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) will not be subject to liquidation or exchange for another benefit.
5.Background Check. Like all Company employees, your employment is subject to a background check. As a condition of your employment with the Company, you are required to sign the Company’s enclosed background check consent form.
6.Equity Awards.  Subject to the approval of the Compensation Committee, you will be granted: (a) options (“Option”) to purchase shares of the Company’s common stock (“Common Stock”), and (b) awards of restricted stock units (“RSUs”), under the Company’s 2018 Equity Incentive Plan (as such plan may be amended and restated from time to time, the

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“Plan”), as set forth in more detail below. For each Option, the number of shares of Common Stock subject to the Option will be determined by dividing the dollar value of the Option award by the Closing Price (as defined below), multiplying the resultant total by two (2), and rounding up to the nearest whole number of shares of Common Stock. For each RSU award, the number of shares to be granted will be determined by dividing the dollar value of the RSU award by the Closing Price and rounding up to the nearest whole number of shares. The Closing Price shall equal the closing price of Common Stock as reported on the NASDAQ Global Select Market for the date of grant.
(a)     Initial Equity Awards. If approved, the initial Option and RSUs set forth in subsections 6(a)(i) and (ii) below will be granted the next time the Compensation Committee approves equity awards pursuant to the Plan following the Commencement Date.
i.Option. In accordance with the methodology above, you will be eligible to be granted an initial Option to purchase Common Stock valued at $1,875,000 subject to the terms and conditions of the Plan and the applicable stock option agreement. The exercise price for the Option will be no less than the fair market value of the Common Stock, as determined according to the Plan, on the grant date. Generally, the Option will vest and become exercisable over four years as follows: 25% of the total number of shares subject to the Option will vest and become exercisable on the 12-month anniversary of the Commencement Date and 1/48th of the total number of shares subject to the Option will vest and become exercisable in monthly installments thereafter, subject to your continuous service through each vesting date, as described in the applicable stock option agreement.
ii.RSUs. In accordance with the methodology above, you will be eligible to be granted an initial award of RSUs valued at $1,875,000, subject to the terms and conditions of the Plan and the applicable RSU agreement. Generally, the RSUs will vest and become non-forfeitable as follows: 25% of the RSUs will vest on the 12-month anniversary of the Commencement Date and 1/16th of the RSUs will vest in quarterly installments thereafter, subject to applicable taxes and withholdings, and subject to your continuous service through each vesting date, as described in the applicable RSU agreement.
(b)     Additional Equity Awards. If approved, the additional Option and RSUs set forth in subsections 6(b)(i) and (ii) below will be granted at the same time in calendar year 2022 that the Compensation Committee approves annual refresh equity awards pursuant to the Plan for other similarly situated executives of the Company, provided you remain continuously employed by the Company through such date.
i.Option. In accordance with the methodology above, you will be eligible to be granted an additional Option to purchase Common Stock valued at $1,500,000 subject to the terms and conditions of the Plan and the applicable stock option agreement. The exercise price for the Option will be no less than the fair market value of the Common Stock, as determined according to the Plan, on the grant date. Generally, the Option will vest and become exercisable over four years as follows: 1/48th of the total number of shares subject to the Option will vest and become exercisable on each monthly anniversary of the grant date, subject to your continuous service through each vesting date, as described in the applicable stock option agreement.

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ii.RSUs. In accordance with the methodology above, you will be eligible to be granted an additional award of RSUs valued at $1,500,000, subject to the terms and conditions of the Plan and the applicable RSU agreement. Generally, the RSUs will vest and become non-forfeitable as follows: 1/16th of the RSUs will vest on each quarterly anniversary of the grant date, subject to applicable taxes and withholdings, and subject to your continuous service through each vesting date, as described in the applicable RSU agreement.
7.Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s enclosed standard Confidential Information and Invention Assignment Agreement.
8.Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.
9.Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.
10.Taxes, Withholding and Required Deductions. All forms of compensation referred to in this letter are subject to all applicable taxes, withholding, and any other deductions required by applicable law.
11.Entire Agreement. This letter supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter.

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If you wish to accept this offer, please sign, date and return this letter to the Company, along with the enclosed Executive Change in Control Severance Agreement and Confidential Information and Invention Assignment Agreement, on or before June 5, 2021. As required, by law, your employment with the Company is also contingent upon your providing professional references, legal proof of your identity and authorization to work in the United States. We look forward to having you join us!
Very truly yours,

BEYOND MEAT, INC.
By:/s/ Ethan Brown
(Signature)
Name: Ethan Brown
Title: Chief Executive Officer

ACCEPTED AND AGREED:
Phil Hardin
/s/ Phil Hardin
(Signature)
6/4/2021
Date
Anticipated Start Date: 7/12/2021